Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: July 29, 2010
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES FISCAL YEAR 2010 RESULTS AND
FISCAL 2011 OUTLOOK
-	Fourth quarter reported EPS $0.49, adjusted EPS $0.61

-	Free operating cash flow for fiscal year of $113 million

-	Enhanced operating flexibility with new 5-year credit facility

-	New operating structure effective as of July 1, 2010
LATROBE, Pa., (July 29, 2010) — Kennametal Inc. (NYSE: KMT) today reported fiscal 2010 fourth quarter earnings per diluted share (EPS) of $0.49 compared with prior year quarter reported loss per diluted share of $0.45. Absent restructuring and divestiture related charges, adjusted EPS for the current quarter were $0.61, compared with the prior year quarter adjusted loss per share of $0.13.
“Our fiscal 2010 fourth quarter performance clearly reflects that we are realizing continuing sales growth and higher incremental margins,” said Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer. “Our talented global workforce continues to successfully implement our strategies through their efforts and dedication.”
Cardoso added, “As we begin our new fiscal year, Kennametal is positioned to continue to benefit from improving economic conditions as we remain focused on maximizing opportunities to drive earnings growth. In addition, we expect to maintain a strong balance sheet and generate solid cash flows. We have proven that we can operate effectively in a challenging environment, demonstrating that Kennametal is a business capable of further expanding our profitability and delivering superior value to our shareholders.”

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.
Fiscal 2010 Fourth Quarter Key Developments
•
Sales were $539 million, compared with $386 million in the same quarter last year. Sales increased 40 percent due to organic growth of 39 percent and a 1 percent favorable impact from foreign currency effects. Sales improved sequentially from the March quarter by 9 percent, representing the fourth consecutive quarter of sequential sales growth.

•
The company realized pre-tax benefits from restructuring programs of approximately $38 million. Pre-tax restructuring and related charges of $13 million, or $0.12 per diluted share, were recorded in the quarter.

•
Operating income was $61 million compared with an operating loss of $25 million in the same quarter last year. Absent restructuring and related charges in both periods, operating income was $74 million, compared with an operating loss of $3 million in the prior year quarter. Adjusted operating margin reached 13.8 percent, despite the costs of approximately $20 million for the restoration of salaries and other employment related costs that had been temporarily reduced. The increased margin was driven by higher sales, increased capacity utilization, savings from restructuring programs and ongoing cost discipline. In addition, incremental margins were very strong on both a year-over-year and sequential basis.

•	Liquidity and operating flexibility were enhanced due to the company’s new 5-year credit facility.

•
Reported EPS were $0.49 compared with prior year quarter reported loss per diluted share of $0.45. Adjusted EPS were $0.61 compared with prior year quarter adjusted loss per diluted share of $0.13. A reconciliation follows:

	Earnings (Loss) Per Diluted Share Reconciliation
Fourth Quarter FY 2010		Fourth Quarter FY 2009
Reported EPS	$0.49	Reported loss per diluted share	($0.45)
Restructuring and related charges	0.12	Restructuring and related charges	0.08
		Loss on divestiture and related charges	0.24

Adjusted EPS	$0.61	Adjusted loss per diluted share	($0.13)

Segment Highlights for the Fiscal 2010 Fourth Quarter
•
Metalworking Solutions & Services Group (MSSG) sales increased by 44 percent from the prior year quarter, driven by organic growth of 43 percent and favorable foreign currency effects of 1 percent. On an organic basis, sales in Latin America, Asia Pacific and India increased 66 percent, 65 percent and 64 percent, respectively. North America and Europe reported organic sales increases of 42 percent and 34 percent, respectively, compared with the prior year quarter. Sequentially, sales increased by 8 percent as global industrial production continued to improve. This represents the fourth consecutive quarter of sequential sales growth for MSSG.

•
MSSG operating income was $45 million compared with an operating loss of $29 million for the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, MSSG operating income was $57 million compared with an operating loss of $16 million in the prior year quarter. The primary drivers of the increase in operating income were higher sales volumes and improved capacity utilization, cost savings from restructuring programs and continued cost containment. MSSG adjusted operating margin improved sequentially from the March quarter by 580 basis points to 18.1 percent from 12.3 percent.

•
Advanced Materials Solutions Group (AMSG) sales increased 34 percent from the prior year quarter, driven by 33 percent organic growth and 1 percent favorable foreign currency effects. The organic increase was primarily driven by higher sales of mining and construction products, as well as increased demand for energy related and engineered products. Sequentially, sales increased by 11 percent, driven by better performance in all AMSG end markets.

•
AMSG operating income was $43 million, compared with $14 million in the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, AMSG operating income was $45 million in the current quarter compared with $18 million in the prior year quarter. Operating income improved primarily due to higher sales volumes, cost savings from restructuring programs and continued cost containment. For the second consecutive quarter, AMSG adjusted operating margin increased sequentially by 150 basis points to 19.9 percent from 18.4 percent in the March quarter.

     Fiscal Year 2010 Key Developments
•
Sales were $1.9 billion compared to $2.0 billion in the previous fiscal year. Sales decreased 8 percent on an organic basis, partially offset by a 1 percent favorable impact from foreign currency effects and a 1 percent increase from a business acquisition made in the prior fiscal year.

•
The company recognized pre-tax benefits from restructuring programs of approximately $137 million. Pre-tax restructuring and related charges of $49 million, or $0.52 per share were recorded during the fiscal year.

•
Operating income was $93 million, compared with an operating loss of $100 million for the prior fiscal year. Absent restructuring related and asset impairment charges, operating income increased to $142 million from $85 million in the prior year. This represents a $57 million operating income increase on a sales decrease of $116 million. This highlights the benefits associated with improved capacity utilization, restructuring actions and continued cost containment.

•	Reported EPS were $0.57, compared to the prior year reported loss per diluted share of $1.64. Adjusted EPS were $1.10, compared with prior year adjusted EPS of $0.80. A reconciliation follows:

Earnings (Loss) Per Diluted Share Reconciliation
FY 2010		FY 2009
Reported EPS	$0.57	Reported loss per diluted share	($1.64)
Restructuring and related charges	0.52	Restructuring and related charges	0.82
Loss on divestiture and related charges	0.01	Loss on divestiture and related charges	0.24
		Asset impairment charges	1.38
Adjusted EPS	$1.10	Adjusted EPS	$0.80

•
Cash flow from operating activities was $165 million, compared with $192 million in the prior year. Net capital expenditures were $52 million for fiscal 2010. The company generated free operating cash flow of $113 million compared with $90 million in the prior fiscal year. The free operating cash flow increase was driven by continued working capital management, in particular significantly improved days sales outstanding and higher inventory turns, as well as lower capital expenditures in the current year.

Restructuring Actions
Kennametal’s restructuring programs continue to remain on track to deliver the anticipated annual ongoing pre-tax permanent savings of $155 million to $160 million once all programs are fully implemented. The cumulative total pre-tax charges are expected to be approximately $160 million to $165 million. As previously mentioned, total restructuring and related benefits realized in fiscal 2010 were approximately $137 million while the related charges recorded inception-to-date were approximately $128 million.
New Credit Facility
On June 25, 2010, the company entered into a new 5-year multi-currency, revolving credit facility that replaced the prior credit facility. The new facility is scheduled to mature in June 2015. Similar to the prior agreement, the new credit agreement permits revolving loans of up to $500 million for working capital, capital expenditures and general corporate purposes. The new facility provides more favorable pricing and increased operating flexibility relative to the prior agreement.

Outlook
The company’s outlook for fiscal 2011 assumes that the global economy and worldwide industrial production will continue to gradually improve and that overall economic trends will remain in positive territory. As a result, the company expects to experience positive growth during the fiscal year in all geographies, albeit more modest growth in our served European markets.
The following are some additional assumptions encompassed in this outlook.
•	Global industrial production is anticipated to be in the mid single digits for the full year with higher growth in the first half of the fiscal year.

•
Sales volumes and related capacity utilization are expected to yield strong incremental margins and offset year-over-year cost increases for salary restoration and merit increases as well as for pension and incentive compensation.

•	The company’s restructuring programs remain on track to deliver annual ongoing savings of $155 million to $160 million.

•	Based on current exchange rates, foreign currency may negatively impact results primarily due to the relationship of the U.S. dollar to the Euro.

•	Seasonal earnings are expected to revert back to historical patterns with approximately 40 percent of earnings occurring in the first half and 60 percent in the second half of the fiscal year.
Under these assumed conditions, Kennametal expects organic sales growth to be 14 percent to 17 percent higher than in fiscal 2010 and total sales growth to be higher by 11 percent to 14 percent. This is in line with the company’s goal of growing at least two times the rate of increase in global industrial production.
The company expects EPS for fiscal 2011 to be in the range of $1.85 to $2.15 per share, excluding charges related to previously announced restructuring actions. Kennametal also anticipates cash flow from operating activities of approximately $220 million to $245 million for fiscal 2011. Based on anticipated capital expenditures of $80 million, the company expects to generate between $140 million to $165 million of free operating cash flow for the full fiscal year.

New Operating Structure Implemented as of July 1, 2010
In order to take additional advantage of growth opportunities as well as to provide a better platform for continually improving the efficiency and effectiveness of operations, Kennametal implemented a new operating structure at the start of its new fiscal year on July 1, 2010.
The new structure provides for an enhanced market sector approach coupled with a more customer-centric focus for the sales organization and other key market-facing functions such as customer service, marketing, product management, engineering and product development. The new structure also involves the formation of a single, global integrated supply chain and logistics organization that unleashes additional opportunities to achieve higher customer satisfaction and realize lower costs to serve. Furthermore, the new structure provides for more uniform management of administrative functions on a global basis to further improve the consistency, effectiveness and efficiency of the services provided by these functions.
A key attribute of the new structure is the establishment of two new operating segments by market sector which replace the previous two operating segments that were based on a product focus. The two new reportable operating segments are named Industrial and Infrastructure. The Industrial business is focused on customers within the transportation, aerospace, defense and general engineering market sectors. The Infrastructure business is focused on customers within the energy and earthworks industries.
Under the new structure, more corporate expenses will be allocated to the new segments than were allocated to the previous segments. The remaining corporate expenses that are determined to be non-allocable will continue to be reported as Corporate.
Dividend Declared
Kennametal also announced that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable August 25, 2010 to shareowners of record as of the close of business on August 10, 2010.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
Fourth quarter and full year results for fiscal 2010 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through August 29, 2010.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for its fiscal year 2011 and its expectations regarding future growth and financial performance are forward-looking statements. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: prolonged economic recession; restructuring and related actions (including associated costs and anticipated benefits); availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; global or regional catastrophic events; integrating acquisitions and achieving the expected savings and synergies; business divestitures; potential claims relating to our products; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; implementation of environmental remediation matters; implementation of a new operating and segment structure; and successful completion of information systems upgrades, including our enterprise system software. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2010, customers bought approximately $1.9 billion of Kennametal products and services — delivered by our approximately 11,000 talented employees doing business in more than 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Year Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009

Sales	$538,642	$386,037	$1,884,067	$1,999,859
Cost of goods sold	339,127	287,208	1,256,339	1,423,320

Gross profit	199,515	98,829	627,728	576,539

Operating expense	123,361	104,024	477,487	489,567
Restructuring and asset impairment charges	12,025	16,214	43,923	173,656
Amortization of intangibles	3,144	3,260	13,090	13,134

Operating income (loss)	60,985	(24,669)	93,228	(99,818)

Interest expense	6,347	5,503	25,203	27,244
Other income, net	(2,263)	(4,617)	(8,577)	(14,566)

Income (loss) from continuing operations before income taxes	56,901	(25,555)	76,602	(112,496)

Provision (benefit) for income taxes	15,951	(10,002)	26,977	(11,205)

Income (loss) from continuing operations	40,950	(15,553)	49,625	(101,291)
Loss from discontinued operations	—	(17,174)	(1,423)	(17,340)

Net income (loss)	40,950	(32,727)	48,202	(118,631)
Less: Net income attributable to noncontrolling interests	366	266	1,783	1,111

Net income (loss) attributable to Kennametal	$40,584	$(32,993)	$46,419	$(119,742)

Amounts Attributable to Kennametal Common Shareowners:
Income (loss) from continuing operations	$40,584	$(15,819)	$47,842	$(102,402)
Loss from discontinued operations	—	(17,174)	(1,423)	(17,340)

Net income (loss) attributable to Kennametal	$40,584	$(32,993)	$46,419	$(119,742)

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings (loss) per share:
Continuing operations	$0.50	$(0.21)	$0.59	$(1.40)
Discontinued operations	—	(0.24)	(0.02)	(0.24)

	$0.50	$(0.45)	$0.57	$(1.64)

Diluted earnings (loss) per share:
Continuing operations	$0.49	$(0.21)	$0.59	$(1.40)
Discontinued operations	—	(0.24)	(0.02)	(0.24)

	$0.49	$(0.45)	$0.57	$(1.64)

Dividends per share	$0.12	$0.12	$0.48	$0.48

Basic weighted average shares outstanding	81,598	72,772	80,966	73,122

Diluted weighted average shares outstanding	82,592	72,772	81,690	73,122

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	June 30,
(in thousands)	2010	2009

ASSETS
Cash and cash equivalents	$118,129	$69,823
Accounts receivable, net	326,699	278,977
Inventories	364,268	381,306
Other current assets	106,835	145,798

Total current assets	915,931	875,904
Property, plant and equipment, net	664,535	720,326
Goodwill and intangible assets, net	644,749	677,436
Other assets	42,608	73,308

Total assets	$2,267,823	$2,346,974

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$22,993	$49,365
Accounts payable	125,360	87,176
Other current liabilities	244,652	242,428

Total current liabilities	393,005	378,969
Long-term debt and capital leases	314,675	436,592
Other liabilities	226,700	263,958

Total liabilities	934,380	1,079,519

KENNAMETAL SHAREOWNERS’ EQUITY	1,315,500	1,247,443
NONCONTROLLING INTERESTS	17,943	20,012

Total liabilities and equity	$2,267,823	$2,346,974

SEGMENT DATA (UNAUDITED)	Three Months Ended		Year Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Outside Sales:
Metalworking Solutions and Services Group	$314,796	$218,827	$1,098,845	$1,191,759
Advanced Materials Solutions Group	223,846	167,210	785,222	808,100

Total outside sales	$538,642	$386,037	$1,884,067	$1,999,859

Sales By Geographic Region:
United States	$245,771	$176,751	$839,168	$907,967
International	292,871	209,286	1,044,899	1,091,892

Total sales by geographic region	$538,642	$386,037	$1,884,067	$1,999,859

Operating Income (Loss):
Metalworking Solutions and Services Group	$45,176	$(29,401)	$70,191	$(19,180)
Advanced Materials Solutions Group	43,327	13,536	121,178	(39,539)
Corporate and eliminations (1)	(27,518)	(8,804)	(98,141)	(41,099)

Total operating income (loss)	$60,985	$(24,669)	$93,228	$(99,818)

(1)	Includes corporate functional shared services and intercompany eliminations.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Corporate operating loss, MSSG operating income and margin, AMSG operating income and margin, income from continuing operations, net income and diluted earnings per share and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
THREE MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

				Income from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations(2)	Income(2)	EPS

2010 Reported Results	$199,515	$123,361	$60,985	$40,584	$40,584	$0.49
Restructuring and related charges	1,219	(46)	13,290	9,681	9,681	0.12

2010 Adjusted Results	$200,734	$123,315	$74,275	$50,265	$50,265	$0.61

	Corporate	MSSG	AMSG
	Operating	Operating	Operating
(in thousands, except percents)	Loss	Income	Income

2010 Reported Results	$(27,518)	$45,176	$43,327
2010 Reported Operating Margin		14.4%	19.4%
Restructuring and related charges	255	11,836	1,199

2010 Adjusted Results	$(27,263)	$57,012	$44,526

2010 Adjusted Operating Margin		18.1%	19.9%

(2)	Represents amounts attributable to Kennametal Common Shareowners.

THREE MONTHS ENDED JUNE 30, 2009 (UNAUDITED)

				Loss from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Loss	Operations(2)	Loss(2)	EPS

2009 Reported Results	$98,829	$104,024	$(24,669)	$(15,819)	$(32,993)	$(0.45)
Restructuring and related charges	3,961	(996)	21,171	6,065	6,065	0.08
Loss on divestiture and related charges	—	—	—	—	17,258	0.24

2009 Adjusted Results	$102,790	$103,028	$(3,498)	$(9,754)	$(9,670)	$(0.13)

	Corporate	MSSG	AMSG
	Operating	Operating	Operating
(in thousands, except percents)	Loss	Loss	Income

2009 Reported Results	$(8,804)	$(29,401)	$13,536
2009 Reported Operating Margin		(13.4)%	8.1%
Restructuring and related charges	2,945	13,614	4,612

2009 Adjusted Results	$(5,859)	$(15,787)	$18,148

2009 Adjusted Operating Margin		(7.2)%	10.9%

YEAR ENDED JUNE 30, 2010 (UNAUDITED)

				Income from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations(2)	Income(2)	EPS

2010 Reported Results	$627,728	$477,487	$93,228	$47,842	$46,419	$0.57
Restructuring and related charges	3,832	(1,145)	48,900	42,413	42,413	0.52
Loss on divestiture and related charges	—	—	—	—	1,340	0.01

2010 Adjusted Results	$631,560	$476,342	$142,128	$90,255	$90,172	$1.10

YEAR ENDED JUNE 30, 2009 (UNAUDITED)

				(Loss) Income
			Operating	from
	Gross	Operating	(Loss)	Continuing	Net (Loss)	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations(2)	Income(2)	EPS

2009 Reported Results	$576,539	$489,567	$(99,818)	$(102,402)	$(119,742)	$(1.64)
Restructuring and related charges	10,860	182	73,292	60,020	60,020	0.82
Asset impairment charges	—	—	111,042	101,200	101,200	1.38
Loss on divestiture and related charges	—	—	—	—	17,657	0.24

2009 Adjusted Results	$587,399	$489,749	$84,516	$58,818	$59,135	$0.80

FREE OPERATING CASH FLOW (UNAUDITED)

	Year Ended
	June 30,
(in thousands)	2010	2009

Net cash flow provided by operating activities	$164,828	$192,263
Purchases of property, plant and equipment	(56,679)	(104,842)
Proceeds from disposals of property, plant and equipment	5,141	2,914

Free operating cash flow	$113,290	$90,335